                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT



         This Common Stock and Warrant Purchase Agreement (this "AGREEMENT") is made and entered into to be effective as of September 29, 1999 ("EFFECTIVE DATE"), by and between Novell, Inc., a Delaware corporation (the "INVESTOR"), and Whittman-Hart, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

         WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of common stock, par value $0.001 per share, of the Company (the "COMMON STOCK") and a Warrant to purchase additional shares of the Company's Common Stock on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Company and the Investor have entered into a Global Alliance Agreement dated as of September 29, 1999 relating to certain business transactions between the Company and the Investor (the "ALLIANCE AGREEMENT").

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       AGREEMENT TO PURCHASE AND SELL STOCK.

                  (a) AUTHORIZATION. The Company's Board of Directors will, prior to the Closing (as defined below), authorize the issuance, pursuant to the terms and conditions of this Agreement, of 3,294,893 shares of Common Stock.

                  (b) AGREEMENT TO PURCHASE AND SELL SECURITIES. At the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 3,294,893 shares of Common Stock (the "PURCHASED SHARES"). The aggregate purchase price to be paid by the Investor for all Purchased Shares shall be One Hundred Million Dollars ($100,000,000) (the "PURCHASE PRICE").

                  (c) AGREEMENT TO PURCHASE AND SELL WARRANT. At the Closing, the Company shall issue to the Investor a warrant (the "WARRANT") to purchase all or any portion of 400,000 shares of Common Stock (the "Warrant Shares") in the form of attached hereto as EXHIBIT A.

                  (d) USE OF PROCEEDS. The Company intends to apply the net proceeds received from the sale of the Purchased Shares to fund the development, promotion and implementation of an NDS Solutions Practice (as defined in the Alliance Agreement), which shall include, but not be limited to, the hiring and/or redeployment, training and certification of the Company's consulting personnel in Novell Directory Services-Registered Trademark- (NDS-Registered Trademark-) and NDS-related technology, and the development and implementation of methodologies, marketing strategies, public relations programs and facilities, all as more specifically set forth in the Alliance Agreement and the Services Agreement and other agreements anticipated by the Alliance Agreement (collectively, the "BUSINESS AGREEMENTS").

                  (e)      HSR COMPLIANCE.

                           (i) Promptly after the execution hereof, the Company
and Investor shall each complete and file their respective premerger notification report forms under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR ACT"). After the filing thereof, the Company and the Investor shall use all reasonable efforts to comply with any applicable requirements of the HSR Act (herein the "HSR REQUIREMENTS"); provided, however, that neither the Company nor the Investor shall be under any obligations to comply with any request or requirement imposed by the Federal Trade Commission (the "FTC"), the Department of Justice (the "DOJ") or any other governmental authority in connection with the compliance with any HSR Requirement, if the Company or the Investor, determines in its sound, good faith, reasonable business judgment that compliance with the requirement would have an adverse impact on its business, contracts, financial position, or prospects. Without limiting the generality of the foregoing, neither the Company nor the Investor shall be obligated to comply with any request by, or any requirement of the FTC, the DOJ or any other governmental authority to; (i) disclose information the Company or the Investor, as the case may be, in its sound, good faith, reasonable business judgment believes must be kept confidential to avoid injury to its respective business; (ii) dispose of any assets or operations; or (iii) comply with any restriction on the manner in which it conducts its operations.

                           (ii) In the event an exercise or holding of the
Warrant would require a filing by the Investor under the HSR Act, the Investor and its respective affiliates (including any "ultimate parent entity," as defined in the HSR Act), and the Company and its respective affiliates (including any "ultimate parent entity," as defined in the HSR Act), shall promptly prepare and make their respective filings, and thereafter shall make all required or requested submissions under the HSR Act or any analogous applicable law, if required. In taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any applicable actions, consents, approvals or waivers of governmental authorities; PROVIDED, HOWEVER, that the parties hereto shall cooperate with each other in connection with the making of all such filings to the extent permitted by applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law and so long as the following will not involve the disclosure of confidential or proprietary information of one party hereto to another, each party shall cooperate with the other by (a) providing copies of all documents to be filed to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith and (b) providing to each other party copies of all correspondence from and to any governmental authority in connection with any such filing.

         2. CLOSING. The purchase and sale of the Purchased Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. California time, within three (3) business days after the conditions set forth in Sections 5 and 6 have been satisfied, or at such other time and place as the Company and the Investor mutually agree upon (which time and place are referred to in this Agreement as the "CLOSING"). At the Closing, the Company will deliver to the Investor the Warrant and certificate representing the Purchased Shares against delivery to the Company by the Investor of the Purchase Price in cash, paid by wire transfer of funds to the Company. Closing documents may be delivered by facsimile with original signature pages sent by overnight courier. The date of the Closing is referred to herein as the Closing Date.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that, except as set forth in the Disclosure Letter, delivered by the Company to Investor concurrently herewith, or the SEC Documents (as defined below):

                  (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) execute and enter into this Agreement, the Warrant, the Investor Rights Agreement, the Alliance Agreement, the Services Agreement, the Confidentiality Agreement, the other Business Agreements, and the other agreements, instruments and documents contemplated hereby and thereby (the "TRANSACTION DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the execution, delivery, validity or consummation of the Transaction Documents, (ii) a material adverse effect on the performance of the Transaction Documents, or (ii) a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the applicable party and its subsidiaries, taken as a whole; provided, however, that changes in the information technology consulting services industry generally changes in economic conditions generally, or changes in the securities market generally shall not in and of themselves be deemed a Material Adverse Effect.

                  (b) CAPITALIZATION. The authorized stock and other securities of the Company, without giving effect to the transactions contemplated by this Agreement, consists only of the following.

                           (i) COMMON STOCK. The authorized Common Stock
consists only of 75,000,000 shares of Common Stock, of which 55,814,439 shares were issued and outstanding as of September 21, 1999. All such shares of Common Stock have been duly authorized, and all such issued and outstanding shares of Common Stock have been validly issued, are fully paid and nonassessable. No such outstanding shares of Common Stock were issued in violation of any pre-emptive rights.

                           (ii) RESERVED SHARES. As of the date hereof, the
Company has also reserved: 24,000,000 shares of Common Stock for issuance upon exercise of options granted to employees, consultants and directors of the Company under the Company's 1995 Incentive Stock Plan. As of the date hereof, 24,000,000 shares of Common Stock reserved for issuance under the above plans, approximately 17,800,000 shares remained subject to outstanding options or warrants and have a weighted average exercise price of approximately $19.11, and approximately 6,200,000 shares were reserved for future grant. In addition, the Company has reserved approximately 1,100,000 shares of Common Stock for issuance to employees of the Company under the Company's Employee Stock Purchase Plan. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

                  (c) SUBSIDIARIES. The Company does not have any subsidiaries, nor does the Company own any capital stock, assets comprising the business of, obligations of, or any other interest (including any equity, limited liability company, joint venture or partnership interest) in, or any outstanding loan or advance to or from, any person or entity, except as described in Section 3(c) of the Disclosure Letter. Each such identified subsidiary is duly organized, validly existing and in good standing under the laws of the state indicated for such subsidiary in the Disclosure Letter and has all corporate power and authority required to carry on its business as presently conducted. Each such identified subsidiary is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (d) DUE AUTHORIZATION. All corporate actions on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, the Transaction Documents, and the authorization, issuance, reservation for issuance, and delivery of all of the Purchased Shares being sold under this Agreement and all of the Warrant Shares issuable upon exercise of the Warrant have been taken. The Transaction Documents, when executed, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies, and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

                  (e)      VALID ISSUANCE OF STOCK.

                           (i) VALID ISSUANCE. The Purchased Shares and the
Warrant Shares have been duly and validly reserved for issuance and, upon payment of the Purchase Price therefor by the Investor in accordance with this Agreement or the Warrant, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, claim, encumbrance or transfer restriction, except as expressly provided in the Warrant and/or the Investor Rights Agreement. The Warrant Shares have been duly and validly reserved for issuance and, upon issuance, sale and delivery in accordance with the terms of the Warrant, for the consideration provided for therein, will be duly and validly issued, fully paid and nonassessable.

                           (ii) COMPLIANCE WITH SECURITIES LAWS. Assuming the
correctness of the representations made by the Investor in Section 4, the Purchased Shares, the Warrant and (assuming no change in applicable law and no unlawful distribution of Purchased Shares or the Warrant by the Investor or other parties) the Warrant Shares will be issued to the Investor in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

                  (f) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority on the part of the Company is required in connection with the issuance of the Purchased Shares, the Warrant or the Warrant Shares to the Investor, or the consummation of the other transactions contemplated by the Transaction Documents, except for (i) compliance with the HSR Requirements, (ii) any filing that may be required pursuant to Regulation D promulgated under the Securities Act and (iii) such other consents, approvals, orders, authorizations, qualifications, registrations, designations, declarations or filings as are not material. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

                  (g) NON-CONTRAVENTION. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and by the Warrant (including issuance of the Purchased Shares and the Warrant, and the issuance of the Warrant Shares upon exercise of the Warrant), do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company or its subsidiaries; (ii) constitute a material violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Company or its subsidiaries; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Company or its subsidiaries is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company or its subsidiaries under, any contract to which the Company or its subsidiaries is a party or any material permit, license or similar right relating to the Company or its subsidiaries or by which the Company or its subsidiaries may be bound or affected, except, in each of the foregoing cases, as has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (h) LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation ("ACTION") pending or, to the Company's knowledge, threatened nor is there any basis for any action: (a) against the Company or its subsidiaries, with respect to their activities, properties or assets, or against any officer, director or employee of the Company or its subsidiaries in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company or its subsidiaries, (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Documents (including issuance of the Purchased Shares, the Warrant and the Warrant Shares), or which is reasonably likely to have a material adverse effect on the execution, delivery, validity or consummation of the Transaction Documents or the performance of the Transaction Documents by the Company, or (c) relating to the current or prior employment of a current or former employee or consultant of the Company or its subsidiaries, their use of any information in connection with the business, technology, techniques, or other assets allegedly proprietary to any person other than the Company or its wholly owned subsidiaries of the Company to which the Company is, or, to the Company's knowledge, would likely be, a party. Neither the Company nor its subsidiaries is a party to or is subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. No Action by the Company or any of its subsidiaries is pending.

                  (i) COMPLIANCE WITH LAW AND CHARTER DOCUMENTS. Neither the Company nor any of its subsidiaries is in violation or default of any provisions of its Certificate of Incorporation or Bylaws, both as amended. The Company and its subsidiaries have complied in all respects and are in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over their business or properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, individually or collectively, a Material Adverse Effect.

                  (j)      SEC DOCUMENTS.

                           (i) REPORTS. The Company has furnished to the
Investor prior to the date hereof (or the Investor can obtain from the internet) copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "FORM 10-K"), and all other registration statements, reports and proxy statements, including the exhibits thereto, filed by the Company with the Securities and Exchange Commission ("SEC") on or after said date (the Form 10-K and such registration statements, reports and proxy statements, including the exhibits thereto, are collectively referred to herein as the "SEC DOCUMENTS"). Since the Balance Sheet Date (as defined below), the Company has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Each of the SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not, and each of the registration statements, reports and proxy statements filed by the Company with the SEC after the date hereof and prior to the Closing will not, as of the date thereof (or if amended or superseded by a filing after the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its subsidiaries is a party to any material contract, agreement or other arrangement that was required to have been filed as an exhibit to the SEC Documents that was not so filed.

                           (ii) FINANCIAL STATEMENTS. The Form 10-K includes the
Company's audited balance sheet ("DECEMBER 31 BALANCE SHEET") and its other financial statements (collectively, the "AUDITED FINANCIAL STATEMENTS") for the fiscal year ended December 31, 1998. The SEC Documents also include the Company's unaudited balance sheet (the "JUNE 30 BALANCE SHEET") as of June 30, 1999 (the "BALANCE SHEET DATE"), and its other unaudited financial statements (collectively, the "UNAUDITED 1999 QUARTERLY FINANCIAL STATEMENTS") for the quarters ending March 31, 1999 and June 30, 1999. The Audited Financial Statements, the June 30 Balance Sheet, and the Unaudited 1999 Quarterly Financial Statements of the Company included in the SEC Documents filed prior to the date hereof fairly presented, as of their issuance, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods covered thereby.

                  (k) ABSENCE OF CERTAIN CHANGES SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, the business and operations of the Company and its subsidiaries have been conducted in the ordinary course consistent with past practice, and there has not been:

                  (i) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company or its subsidiaries with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or its subsidiaries of any outstanding shares of the Company's capital stock;

                  (ii) any damage, destruction or loss, whether or not covered by insurance, which has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect;

                  (iii) any waiver by the Company or any of its subsidiaries of a valuable right or of a material debt owed to any of them, except for such waivers, that have not had nor are reasonably likely to have, individually or collectively, a Material Adverse Effect;

                  (iv) any change or amendment to, or any waiver of any right under a contract or arrangement by which the Company or any of its assets or properties is bound or subject which has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect;

                  (v) any change by the Company in its accounting principles, methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP which has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect;

                  (vi) any other circumstance, condition or event of any character which constitutes, either individually or collectively, a Material Adverse Effect.

                  (l) INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT. Each employee and consultant or independent contractor of the Company or its subsidiaries whose duties include the development of products or Intellectual Property (as defined below), and each former employee and consultant or independent contractor whose duties included the development of products or Intellectual Property, has entered into and executed an invention assignment and confidentiality agreement in the form provided to the Investor prior to the Effective Date, or an employment or consulting agreement containing substantially similar terms, except where the absence of such assignment and/or agreement has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (m)      INTELLECTUAL PROPERTY

                           (i) COMPANY RIGHTS TO INTELLECTUAL PROPERTY. The
Company or its wholly owned subsidiaries have sole title to and own, or are licensed or otherwise possess valid, subsisting, and legally enforceable rights to use, all (i) patents, and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing ("TRADE SECRETS"); (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world ("COPYRIGHTED WORKS"); (iv) domain names, uniform resource locators and other names and locators associated with the Internet; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor ("TRADEMARKS"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; (ix) mask work rights and other rights in semiconductor designs; and (x) any similar or equivalent rights to any of the foregoing (collectively "INTELLECTUAL PROPERTY") necessary to enable the Company and its subsidiaries to carry on their business as currently conducted in all material respects ("COMPANY INTELLECTUAL PROPERTY"). All licenses, sublicenses, agreements, and permissions relating to such Company Intellectual Property are in full force and effect and there exists no breach or default on the part of the Company or, to the Company's knowledge, any other party thereunder, except for such circumstances of unenforceability, invalidity, or breach that, have not had and are not reasonably likely to have, individually or collectively, a Material Adverse Effect. The Company Intellectual Property is free and clear of any lien, license, lease, claim or encumbrance (other than non-exclusive out-licenses granted by the Company in the ordinary course of business which do not materially reduce the value or utility to the Company or its subsidiaries of such Company Intellectual Property), except as had not had, and is not reasonably likely to have, a Material Adverse Effect.

                           (ii) MAINTENANCE OF RIGHTS. After the Closing, the
Company and its subsidiaries will use all reasonable business efforts to obtain and maintain protection for all

Patents, Trade Secrets, Copyrighted Works, Trademarks, and other Company Intellectual Property.

                           (iii) OTHER CLAIMS. No person, other than the Company
and its subsidiaries, holds any license, agreement or other right of any kind in or to the Company Intellectual Property, to manufacture, modify, or create derivative works of any of the Company Intellectual Property, or to receive any copy of any source code or any software included within the Company Intellectual Property, except for such licenses, agreements and rights that, have not had and are not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                           (iv) NO INFRINGEMENT. Neither the Company nor any of
its subsidiaries has violated or infringed in any respect, and is not currently violating or infringing in any respect the Intellectual Property of any third party in any manner that, has had and is reasonably likely to have, individually or collectively, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written communications and has no other basis to believe that any person is (a) alleging that the Company (or any of its employees or consultants) has violated or infringed, any Intellectual Property of any other person or entity in any material respect, (b) seeking to restrict in any manner the use, transfer, or licensing of any Company Intellectual Property, (c) which may reasonably be expected to effect the validity or enforceability of any Company Intellectual Property, (d) restricting the provision of any material product or service of the Company or its subsidiaries, or (e) otherwise relating to the Company Intellectual Property, except where such violations, infringements, restrictions or other effects, have not had and are not reasonably likely to have, individually or collectively, a Material Adverse Effect. The Company knows of no information, material facts, or circumstances that would render any of the Company Intellectual Property invalid or unenforceable and the Company has not made any material misrepresentation or concealment in any application for registration of any Company Intellectual Property.

                           (v) JOINT DEVELOPMENT. To the extent that any Company
Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries, or is incorporated into any of the products or services of the Company or any of its subsidiaries, the Company has a written agreement with such third party with respect thereto and the Company thereby either: (a) has obtained ownership of, and is the exclusive owner of, or (b) has obtained a perpetual, non-terminable license (sufficient for the conduct of the business of the Company and its subsidiaries as currently conducted and as required to be conducted under the Transaction Documents) to all of such third party's right title and interest in said Intellectual Property by operation of law or by valid assignment, to the fullest extent legally possible, except where the absence of such ownership or agreement, has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect

                           (vi) OUT-LICENSES. Neither the Company nor any of its
subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any third party (herein "OUT LICENSE"), except where such transfer or license has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (vii) NO CONFLICT. The consummation of the transactions contemplated by the Transaction Documents will not violate nor result in the breach, modification, cancellation, termination or suspension of any Out License or of any material license, contract or other agreement to which the Company or any of its subsidiaries is a party pursuant to which a third party has licensed or transferred Intellectual Property to the Company or any of its subsidiaries ("IN LICENSE"), except where the violation, breach, modification, cancellation, termination, or suspension has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (viii) MISAPPROPRIATION. To the Company's knowledge, no third party is infringing or misappropriating the Company's Intellectual Property in any manner that, has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (ix) TRADE SECRETS, EMPLOYEES AND CONSULTANTS. The Company and its subsidiaries have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all trade secrets or other confidential information constituting Intellectual Property, except where the absence of such measures, has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect. To the Company's knowledge, no employee of or consultant to the Company or its subsidiaries is in default under any term of any employment contract, agreement or arrangement relating to Intellectual Property of the Company or its subsidiaries or any non-competition arrangement, other contract or restrictive covenant relating to Intellectual Property, except where such default, has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (x) INDEPENDENT DEVELOPMENT. The Company Intellectual Property (other than any Company Intellectual Property duly acquired or licensed from third parties) was developed entirely by the employees of or consultants to the Company and its subsidiaries during the time they were employed or retained by the Company or its subsidiaries, except under circumstances that, have not had and are not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (xi) YEAR 2000 ISSUES. Except where a failure has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect, (a) all of the products of the Company and its subsidiaries (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "YEAR 2000 COMPLIANT"), and (b) none of the products of the Company and its subsidiaries will lose functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

                  (n) REGISTRATION RIGHTS. Except as provided in the Investor Rights Agreement, neither the Company nor any of its subsidiaries is subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or its subsidiaries registered with the SEC or registered or qualified with any other governmental authority.

                  (o) TITLE TO PROPERTY AND ASSETS. The properties and assets of the Company and its subsidiaries reasonably necessary for the Company to conduct its business as currently conducted are owned or leased by the Company free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests, except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests that arise in the ordinary course of business and are not reasonably likely to have, individually or collectively, a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and such leases are in full force and effect, except where such non-compliance or invalidity has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (p) TAX MATTERS. Except as has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect, the Company and its subsidiaries have filed all tax returns required to be filed, which returns are true and correct in all material respects, and the Company and its subsidiaries have paid in full all federal, state, local an other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible unitary, capital gains, transfer, franchise, profits, license, permit, lease, service, service use, withholding, backup withholding, payroll employment, estimated, excise, severance stamp, occupation, premium, property, prohibited transaction, windfall, or excess profits, customs, duties, or other taxes, fees, assessment or charges of any kind whatsoever, together with any penalties and interest, assessments, fees and other charges, addition to tax or additional amount with respect thereto due and owing to any governmental or quasi-governmental authority and has discharged any obligations for payment of the foregoing under any tax sharing, tax indemnity or other arrangement binding upon the Company or its subsidiaries, other than those being contested in good faith and for which adequate reserves have been provided for in the June 30 Balance Sheet. Neither the Company nor any of its subsidiaries has received notice that the Internal Revenue Service (IRS) or any other taxing authority has asserted against the Company or its subsidiaries any deficiency or claim for additional taxes, and no issues have been raised (and are currently pending) by any taxing authority in connection with any tax return filed by the Company or any of its subsidiaries which have had or are reasonably likely to have, individually or collectively, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice that it is or may be subject to tax in a jurisdiction in which it has not filed or does not currently file tax returns.

                  (q) FINDER'S FEE. The Company neither is, nor will be, obligated for any finder's or broker's fee or commission in connection with this transaction, other than the fee payable to Donaldson, Lufkin & Jenrette Securities Corporation in the amount disclosed to Investor in the Disclosure Letter.

                  (r)  ERISA.

                       (i) As used in this Section 3(r), the following terms have the following meanings: (1) "BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including (i) each material employment or consulting agreement, (ii) each material arrangement providing for insurance coverage or workers' compensation benefits, (iii) each material bonus or deferred bonus arrangement, (iv) each material arrangement providing any termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan and (vii) each material compensation policy and practice maintained by the Company or ERISA Affiliate covering the employees, former employees, officers, former officers, directors and former directors of the Company, any ERISA Affiliate, and the beneficiaries of any of them; (2) "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement; (3) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Internal Revenue Code (the "Code") and Part 6 of Title I of ERISA; (4)
"EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by the Company, any ERISA Affiliate, or any ERISA Affiliate covering employees or former employees of the Company; (5) "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA that is regulated under Title IV or ERISA, other than a Multiemployer Plan; (6) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; (7) "ERISA AFFILIATE" of the Company means any other person or entity that, together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code; (8) "GROUP HEALTH PLAN" means any group health plan, as defined in Section 5000(b)(1) of the Code; (9) "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA; and (10) "PROHIBITED TRANSACTION means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

                       (ii) No Employee Benefit Plan has participated in, engaged in or been a party to any Prohibited Transaction which has had or is reasonably likely to have a Material Adverse Effect, and neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for any material tax or material penalty imposed under ERISA or the Code with respect to any Employee Benefit Plan nor, to the Company's knowledge, is there a basis for any such claim. To the Company's knowledge, no officer, director or employee of the Company has committed a breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan, with respect to which breach the Company is directly or indirectly liable which has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (iii) No violation of any reporting or disclosure requirement imposed by ERISA or the Code and which has had or is reasonably likely to have, individually or collectively, a Material Adverse Effect exists with respect to any Employee Benefit Plan.

                       (iv) Except for non-compliance which has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect, each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with ERISA (if applicable), the Code and all other applicable federal, state, local and foreign laws. The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be (i) contributed under the terms of each Benefit Plan and such laws, or (ii) required to be paid as expenses under such Benefit Plan except for non-compliance which has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such a determination letter with the IRS within the remedial amendment period such that such determination of qualified status will apply from and after the effective date of any such Employee Benefit Plan, except where the failure to qualify such plan has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (v) With respect to any Group Health Plans maintained by the Company or its ERISA Affiliates, whether or not for the benefit of the Company's employees, the Company and its ERISA Affiliates have complied with the provisions of COBRA, except for non-compliance which has not had and is not reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (s)  LABOR MATTERS.

                       (i) No collective bargaining agreement exists that is binding on the Company or any of its subsidiaries, and no petition has been filed or proceedings instituted against the Company or any of its subsidiaries by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. To the Company's knowledge, no organizational effort is currently being made or threatened by or on behalf of any labor union to organize any employees of the Company.

                       (ii) There is no labor strike, dispute, slow down or stoppage pending or threatened against or directly affecting the Company or any of its subsidiaries. No grievance or arbitration proceedings arising out of or under any collective bargaining agreement is pending, and no claims therefor exist. Neither the Company nor any of its subsidiaries has received any notice, and they have no knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding, or breach of contract claims or action with respect to claims of, or obligations to, any employee or group of employees of the Company or its subsidiaries, which in any such case is reasonably likely to have, individually or collectively, a Material Adverse Effect.

                       (iii) All individuals who are performing or have performed services for the Company or any of its subsidiaries, and who are or were classified by the Company as "independent contractors," qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, reasonably likely to have, individually or collectively, a Material Adverse Effect.

                  (t)  FULL DISCLOSURE. The representations made in this
Section 3 and in the Company Disclosure Letter with respect to the matters therein addressed, are true and complete in all material respects and do not omit to state any material fact or facts necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE INVESTOR. The Investor hereby represents and warrants to the Company, and agrees that, except as disclosed in the Disclosure Letter delivered by the Investor to the Company concurrently herewith:

                  (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

                  (b) AUTHORIZATION. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement and the Alliance Agreement constitutes, and the Warrant, Investor Rights Agreement and other Transaction Documents to which the Investor will be a party, when executed, will constitute the Investor's legal, valid and binding obligations, enforceable in accordance with their terms, except (i) as may be limited by (A) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (B) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder. The Investor has full corporate power and authority to enter into the Transaction Documents.

                  (c) LITIGATION. There is no Action pending, or to the Investor's knowledge, threatened, that seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Documents or which is reasonably likely to have a Material Adverse Effect on the execution, delivery, validity, consummation or performance of the Transaction Documents by the Company.

                  (d) PURCHASE FOR OWN ACCOUNT. The Purchased Shares and the Warrant are being acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor also represents that it has not been formed for the specific purpose of acquiring the Purchased Shares and the Warrant.

                  (e) INVESTMENT EXPERIENCE. The Investor understands that the purchase of the Purchased Shares and the Warrant involves substantial risk. The Investor has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and the Warrant and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Shares and the Warrant and protecting its own interests in connection with this investment. The foregoing, however, does not in any way limit or modify the representations or warranties of the Company in Section 3 or any rights of the Investor under the Transaction Documents entered into or benefiting Investor in connection with the transactions contemplated by the Transaction Documents.

                  (f) ACCREDITED INVESTOR STATUS. The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                  (g) RESTRICTED SECURITIES. The Investor understands that the Purchased Shares and the Warrant to be purchased by the Investor hereunder, and any Warrant Shares to be purchased by the Investor upon exercise of the Warrant, are characterized as "restricted securities" under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Company understands that, except as required by the Investors Rights Agreement executed concurrently herewith, the Company is under no obligation to register any of the securities sold hereunder.

                  (h) LEGENDS. The Investor agrees that the certificates for the Purchased Shares, the Warrant and the Warrant Shares shall bear the following legend:

                      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES, OR, UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.

                      THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN A CERTAIN INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH IS AVAILABLE FOR EXAMINATION AT THE ISSUER'S PRINCIPAL OFFICE."

The appropriate portion of the legend will be removed promptly upon delivery to the Company of an opinion of counsel reasonably satisfactory to the Company or such other satisfactory evidence as reasonably may be required by the Company, that such legend is not required to ensure compliance with the Securities Act or that the security is hereby freely transferable in a public sale under the Securities Act.

                  (i) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority on the part of the Investor is required for the performance by the Investor of its obligations under the Transaction Documents, except for (i) compliance with HSR Requirements, (ii) any filing that may be required pursuant to Regulation D promulgated under the Securities Act and (iii) such other consents, approvals, orders, authorizations, qualifications, registrations, designations, declarations, or filings as are not material. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

                  (j) NON-CONTRAVENTION. The execution, delivery and performance of the Transaction Documents by the Investor, and the consummation by the Investor of the transactions contemplated thereby do not and will not
(i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Investor, (ii) constitute a material violation of any provision of federal, state, local or foreign law binding upon or applicable to the Investor, or
(iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Investor is entitled under any contract to which the Investor is a party in a manner which is reasonably likely to have, individually or collectively, an adverse impact on the Investor's ability to perform its obligations under said Transaction Documents.

                  (k) FULL DISCLOSURE. The representation made in this Section 4 and in the Investor Disclosure Letter with respect to the matters therein addressed, are true and complete in all material respects and do not omit to state any material fact or facts necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5. CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor under Sections l and 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the date of the Disclosure Letter and on and as of the date of the Closing, with the same effect as though such representations and warranties had been made as of the Closing.

                  (b) PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material respects and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

                  (c) COMPLIANCE CERTIFICATE. The Company will have delivered to the Investor at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 5(a) and 5(b) hereof have been fulfilled.

                  (d) SECURITIES EXEMPTIONS. The offer and sale of the Purchased Shares and the Warrant to the Investor pursuant to this Agreement and/or the Warrant shall be exempt from the registration requirements of the Securities Act, and the registration and/or qualification requirements of all applicable state securities laws, except to the extent such failure to be exempted results from the inaccuracy of any of the representations made by the Investor pursuant to Section 4.

                  (e) HSR COMPLIANCE. The HSR Requirements applicable to the transactions contemplated hereby shall have been fulfilled.

                  (f) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart originals, and certified or other copies of such documents, as it may reasonably request. Such documents shall include but not be limited to the following:

                       (i) CERTIFIED CHARTER DOCUMENT. A copy of (i) the Restated Certificate of Incorporation of the Company, as amended, certified as of a recent date by the secretary of state for Delaware as a complete and correct copy thereof and (ii) the Bylaws of the Company (as amended through the date of the Closing), certified by the Secretary of the Company as a true and correct copy thereof as of the Closing.

                       (ii) BOARD RESOLUTIONS. A copy, certified by the Secretary of the Company, of the resolutions of the Board of Directors of the Company providing for the approval of the Transaction Documents and the issuance of the Purchased Shares and the Warrant and the other matters contemplated hereby and thereby.

                  (g) OPINION OF COMPANY COUNSEL. The Investor will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Katten Muchin & Zavis, counsel to the Company, as to the matters attached in EXHIBIT B-1, with such customary assumptions and qualifications as is appropriate to such matters.

                  (h) NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect to the Company.

                  (i) NASDAQ REQUIREMENTS. All requirement of the Nasdaq National Market in connection with the transactions contemplated by this Agreement and the Warrant shall have been complied with by the Company.

                  (j) BUSINESS AGREEMENTS. The Company shall have entered into the Business Agreements and shall have timely performed the obligations on its part to be performed under the Alliance Agreement prior to the Closing in all material respects.

                  (k) WARRANT. The Company will have issued the Warrant substantially in the form attached hereto as EXHIBIT A.

                  (l) INVESTOR RIGHTS AGREEMENT. The Company will have executed and delivered the Investor Rights Agreement substantially in the form attached hereto as EXHIBIT C (the "INVESTOR RIGHTS AGREEMENT").

                  (m) OTHER ACTIONS. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Investor in connection with the transactions contemplated hereby.

         6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Investor contained in Section 4 shall be true and correct in all respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

                  (b) PERFORMANCE. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material respects and shall have obtained any approvals, consents and qualifications necessary to perform its obligations to purchase the Purchased Shares and Warrant at the Closing.

                  (c) COMPLIANCE CERTIFICATE. The Investor will have delivered to the Company at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer, certifying that the conditions specified in Sections 6(a) and 6(b) hereof have been fulfilled.

                  (d) HSR COMPLIANCE. The HSR Requirements applicable to the transactions contemplated hereby shall have been fulfilled.

                  (e) PAYMENT OF PURCHASE PRICE. The Investor shall have delivered to the Company (if directed to do so by the Company) the Purchase Price as specified in Section 1.

                  (f) BUSINESS AGREEMENTS. The Investor shall have entered into the Business Agreements and shall have timely performed the obligations on its part to be performed under the Alliance Agreement prior to the Closing in all material respects.

                  (g) OPINION OF COUNSEL. The Company shall have received an opinion on behalf of the Company, dated as of the date of the Closing, from Wilson Sonsini Goodrich & Rosati, counsel to the Investor, as to matters attached in Exhibit B-2, with such customary assumptions and qualifications as is appropriate to such matters.

                  (h) OTHER ACTIONS. The Investor shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

         7. INDEMNIFICATION.

                  (a) AGREEMENT TO INDEMNIFY.

                      (i) COMPANY INDEMNITY. The Investor, its Affiliates and Associates, any successor in interest to the Purchased Shares, Warrant and Warrant Shares, and each of the officers, directors, shareholders, employees, representatives and agents of any of the foregoing (collectively, the "INVESTOR INDEMNITEES") shall each be indemnified and held harmless to the extent set forth in this Section by the Company with respect to any and all Damages (as defined below) incurred by any Investor Indemnitee as a proximate result of (i) any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by the Company in the Transaction Documents.

                      (ii) INVESTOR INDEMNITY. The Company, its respective Affiliates and Associates, and each officer, director, shareholder, employer, representative and agent of any of the foregoing (collectively, the "COMPANY INDEMNITEES") shall each be indemnified and held harmless to the extent set forth in this Section, by the Investor, in respect of any and all Damages incurred by any Company Indemnitee as a proximate result of any inaccuracy or misrepresentation in, or breach of, any representation warranty, covenant or agreement made by the Investor in the Transaction Documents.

                      (iii) EQUITABLE RELIEF. Nothing set forth in this Section shall be deemed to prohibit or limit any Investor Indemnitee's or Company Indemnitee's right at any time before, on or after the Closing, to seek injunctive or other equitable relief for the failure of a party required to provide indemnity pursuant to subparts (i) and (ii) above (a "INDEMNIFYING PARTY") to perform or comply with any covenant or agreement contained herein.

                  (b) SURVIVAL. All representations and warranties of the Investor and the Company contained herein or in the Warrant and all claims of any Investor Indemnitee or Company Indemnitee (each an "Indemnitee") in respect of any inaccuracy or misrepresentation in or breach hereof, shall survive the Closing until the third anniversary of the Closing, regardless of whether the applicable statute of limitations, including extensions thereof, may expire. All covenants and agreements of the Investor and the Company contained in this Agreement or the Warrant shall survive the Closing in perpetuity (except to the extent any such covenant or agreement shall expire by its terms). All claims of any Indemnitee in respect of any breach of such covenants or agreements shall survive the Closing until the expiration of three (3) years following the non-breaching party's obtaining actual knowledge of such breach.

                  (c) CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this
Section in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party (which for purposes hereof, in the case of an Investor Indemnitee, means the Company, and in the case of a Company Indemnitee, means the Investor) prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20) business day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) business days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) business day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, the senior management of the Company and the Investor shall meet to attempt to resolve such dispute. If the dispute cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party may begin litigation proceedings. Nothing in this Section shall be deemed to require arbitration.

                  (d) DEFENSE OF CLAIMS. In connection with any claim that may give rise to indemnity under this Section resulting from or arising out of any claim or Proceeding against an Indemnitee by a person or entity that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), but shall not be obligated to, upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim to the extent provided herein if such claim or Proceeding is decided adversely; PROVIDED, HOWEVER, that nothing set forth herein shall be deemed to require the Indemnifying Party to waive any crossclaims or counterclaims the Indemnifying Party may have against the Indemnitee for damages. The Indemnitee shall be entitled to retain separate counsel, reasonably acceptable to the Indemnifying Party, if the Indemnitee shall determine, upon the written advice of counsel, that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnitee in connection with such Proceeding. The Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such separate counsel to the extent the Indemnitee is entitled to indemnification by the Indemnifying Party with respect to such claim or Proceeding under this subpart (d). If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this subpart (d), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, with the prior written consent of such Indemnitee, not to be unreasonably withheld; PROVIDED, HOWEVER, that the

Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, directors, officers, employees and agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, directors, officers, employees and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this subpart
(d). If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this subpart
(d), such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate. If any Indemnifying Party seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, such Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                  (e) CERTAIN DEFINITIONS. As used in this Section, (i) "AFFILIATE" means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity; (ii) "ASSOCIATE" means, when used to indicate a relationship with any person or entity, (A) any other person or entity of which such first person or entity is an officer, director or partner or is, directly or indirectly, beneficial owner of ten percent (10%) or more of any class of equity securities, membership interests or other comparable ownership interests issued by such other person or entity, (B) any trust or other estate in which such first person or entity has a ten percent (10%) or more beneficial interest or as to which such first person or entity serves as trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such first person or entity who has the same home as such first person or entity or who is a director or officer of such first person or entity; (iii) "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, response costs, sanctions, taxes, penalties, charges and amounts paid in settlement, including
(A) interest on cash disbursements in respect of any of the foregoing at the prime rate of the Bank of America, as in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the date the party incurring such cash disbursement shall have been indemnified in respect thereof, and (B) reasonable out-of-pocket costs, fees and expenses (including reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other parties retained by, such party), and (iv) "PROCEEDING" means any action, suit, hearing, arbitration, audit, proceeding (public or private) or investigation that is brought or initiated by or against any federal, state, local or foreign governmental authority or any other person or entity.

         8. TERMINATION. Prior to the Closing, this Agreement may be terminated and the purchase and sale of the Common Stock and the issuance of the Warrant as contemplated by this Agreement may be abandoned only in accordance with the following provisions:

                  (a) by mutual written consent of the Investor and the Company;

                  (b) by the Investor or the Company if any court of competent jurisdiction in the United States or other United States federal or state governmental authority shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the purchase and sale of the Common Stock, and such order, decree, ruling or other action is or shall have become nonappealable;

                  (c) by the Investor or the Company, upon five (5) days written notice to the other party, if the Closing shall not have occurred by December 14, 1999 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that neither the Investor nor the Company may terminate this Agreement pursuant to this clause (c) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing shall not have occurred on or before said date;

In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders; PROVIDED, HOWEVER, nothing contained herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

         9. MISCELLANEOUS.

                  (a) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

                  (b) GOVERNING LAW. This Agreement will be governed by, and construed under, the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

                  (c) COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  (d) HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

                  (e) NOTICES. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three
(3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service (such as Federal Express) for next business day delivery under circumstances in which such service guarantees next business day delivery at the address for notices set forth at the end of this Agreement, or at such other address as the Investor or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section.

                  (f) NO FINDER'S FEES. The parties acknowledge that they have dealt with no finder, broker or investment banker in this transaction, other than Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Company, and Morgan Stanley Dean Witter, on behalf of the Investor. The Investor will be solely responsible for any compensation owing to Morgan Stanley Dean Witter and shall indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee asserted by any finder, broker or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation) with whom Investor or any of its officers, partners, employees, consultants, or representatives has dealt in connection with this transaction. The Company will be solely responsible for any compensation owing to Donaldson, Lufkin & Jenrette Securities Corporation and shall indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee asserted by any broker, finder, or investment banker (other than Morgan Stanley Dean Witter) with whom the Company or any of its officers, employees, consultants or representatives has dealt in connection with this transaction.

                  (g) AMENDMENTS AND WAIVERS. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and, prior to the Closing, the Investor, and after the Closing, the holders of Purchased Shares and Warrant Shares representing at least a majority of the total aggregate number of Purchased Shares and Warrant Shares then outstanding (excluding any of such shares that have been sold in a transaction in which registration rights are not assigned in accordance with the Investor Rights Agreement or sold to the public pursuant to SEC Rule 144 or otherwise). Any amendment or waiver effected in accordance with this Section 10(g) will be binding upon the Investor, the Company and their respective successors and assigns. Notwithstanding the foregoing, the provisions of Section 8 may not be amended without the written consent of the Company and the Investor, which may be withheld in either of their sole and absolute discretion.

                  (h) SEVERABILITY. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision was so excluded and will be enforceable in accordance with its terms.

                  (i) ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents and all exhibits and schedules hereto and thereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

                  (j) FURTHER ASSURANCES. From and after the date of this Agreement upon the request of the Company or the Investor, the Company and the Investor will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                  (k) MEANING OF INCLUDE AND INCLUDING. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

                  (l) FEES, COSTS AND EXPENSES. All fees, costs and expenses (including attorneys' fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

                  (m) COMPETITION. Nothing set forth herein shall be deemed to preclude, limit or restrict the Company's or the Investor's ability to compete with the other.

                  (n) STOCK SPLITS, DIVIDENDS AND OTHER SIMILAR EVENTS. The provisions of this Agreement (including the number of shares of Common Stock and other securities described herein) shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization, or other similar event that may occur with respect to the Company after the date hereof.

                  (o) JOINT PRESS RELEASE. Prior to the execution of this Agreement, the parties will agree on the content of a joint press release announcing the existence of this Agreement, which press release will be issued as mutually agreed by the parties. Thereafter, the Company and the Investor shall cooperate and consult, to the extent feasible, concerning any additional press release, conference, advertising, announcements, professional or trade publication, mass marketing materials, with respect to Transaction Documents and the transactions contemplated thereby.

                  (p) ATTORNEYS' FEES. If Investor or the Company institutes any action, suit or other Proceeding to enforce or interpret any Transaction Document, then the prevailing party in such action, suit or Proceeding shall be entitled to recover its attorneys' fees, experts' fees and court costs as awarded by the court in the proceeding or a separate proceeding.



             [The balance of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NOVELL, INC.                                       WHITTMAN-HART, INC.



By:      /s/ Dennis Raney                          By:     /s/ Robert F. Bernard
         ------------------------------------              ----------------------------------

Name:    Dennis Raney                              Name:   Robert F. Bernard

Title:   Senior Vice President and                 Title:  Chairman of the Board and
         Chief Financial Officer                           Chief Executive Officer
         Novell, Inc.                                      Whittman-Hart, Inc.


Date Signed: October 1, 1999                       Date Signed:
             --------------------------------                    -----------------------------

Address:     122 East 1700 South                   Address:     311 South Wacker Dr.,
             Provo, Utah  84606                                 Suite 3500
                                                                Chicago, Illinois  60606-6618

Telephone No: 801-861-7000                         Telephone No:  312-922-9200

with copies to:                                    with copies to:
             Wilson Sonsini Goodrich & Rosati                   Mark D. Wood, Esq.
             650 Page Mill Rd.                                  Katten Muchin & Zavis
             Palo Alto, California  94304                       525 West Monroe St., Suite 1600
             Attn: Debra S. Summers, Esq.                       Chicago, Illinois   60661

                                                                David Shelow, Esq.
                                                                Whittman-Hart, Inc.
                                                                311 South Wacker Dr.,
                                                                Suite 3500
                                                                Chicago, Illinois  60606-6618